Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Harbin Electric, Inc.

(as “Harbin”),

Harbin Tech Full Electric Co., Ltd.

(as “Purchaser”),

Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

(as “Seller”),

and

Tianfu Yang,

Tianli Yang,

Suofei Xu,

Zedong Xu

and

Harbin Tech Full Industry Co., Ltd.

(as “Shareholders”)

Dated as of June 16, 2007

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2007 by and among Harbin Electric Inc., a Nevada corporation (“Harbin”), Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company and wholly owned subsidiary of Harbin (“Purchaser”), Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司), a limited liability company organized and existing under the laws of the People’s Republic of China (the “Seller”), and Tianfu Yang, Tianli Yang, Suofei Xu, Zedong Xu and Harbin Tech Full Industry Co., Ltd. (each a “Shareholder” and collectively, “Shareholders”).

RECITALS

WHEREAS, Seller desires to sell substantially all of its assets to Purchaser, and Purchaser desires to purchase such assets from Seller, and Purchaser wishes to assume certain identified liabilities of Seller, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller owns legal title to all of the Assets and Excluded Assets;

WHEREAS, Shareholders, directly or indirectly through Harbin Tech Full Industry Co., Ltd., own 100% of the outstanding shares in Seller;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND DEFINED TERMS

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean, whether written or oral, any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease, contract, agreement, permit, license, purchase order, sales order, instrument, arrangement or other commitment, obligation or understanding (including any understanding with respect to pricing) which a Person is a party or by which a Person or its assets or properties are bound.

“Dollars” and “$” shall mean the lawful currency of the United States.

“Employee” shall mean any employee of Seller or any Person providing services through a third-party employee leasing or similar organization.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local, PRC national, provincial, local or other foreign government or any subdivision, agency, instrumentality, authority, quasi-governmental authority, regulatory agency or body, self-regulatory organization, department, commission, board or bureau thereof, domestic or foreign, or any federal, state, local or foreign court, tribunal or arbitrator.

“Harbin Stock” shall mean the common stock of Harbin.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) as to Seller or the Shareholders shall mean the knowledge of (i) Seller, Shareholders or the individuals listed on Exhibit A with respect to Seller and (ii) the Shareholders with respect to Shareholders, in all such cases, after reasonable inquiry.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaties, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Liability” shall mean any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether currently due or to become due, asserted or unasserted, known or unknown.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” shall mean all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third-party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” shall mean any circumstance, change or effect that individually or in the aggregate with other circumstances, changes or effects, has a material adverse effect on (i) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of Seller, (ii) the ability of Seller to perform its obligations under this Agreement or (C) the validity of any of this Agreement or the consummation of any of the transactions contemplated herein.

“Nasdaq” shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

“Ordinary Course of Business” shall mean the ordinary course of business of Seller consistent with past practice.

“Organizational Documents” shall mean (i) the articles or certificate of incorporation, the bylaws and any Shareholders agreement of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the operating or limited liability company agreement and certificate of formation or organization of any limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.

“Parties” shall mean Harbin, Seller, Purchaser and Shareholders.

“Permits” shall mean all licenses, permits, certificates, Consents, orders, approvals and other authorizations from all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate Seller’s properties and to carry on its businesses as now conducted.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of Seller, (ii) Liens arising under Contracts with third parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“PRC” shall mean the People’s Republic of China. However, for the purposes of this Agreement, when referring to the Laws of the PRC, it shall not include the Laws of the territories of (a) the Hong Kong Special Administrative Region, China, (b) the Macau Special Administrative Region, China or (c) Taiwan.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Purchaser Document” shall mean the Agreement or any other agreements, certificates and instruments to be executed by Seller in connection with the Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Document” shall mean the Agreement or any other agreements, certificates and instruments to be executed by Seller in connection with the Agreement.

“Seller IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of Seller.

“Seller Option” shall mean any option to purchase shares of Seller.

“Seller Party” shall mean Seller and its respective directors, managers, officers, employees and agents.

“Subsidiary” shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxes” shall mean any and all federal, national, provincial, state, local, PRC national, provincial, local and other foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including, without limitation, taxes based upon or measured by gross premiums, receipts, income, profits, sales, use or occupation, and value added, ad valorem, alternative or add-on minimum, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any federal, national, provincial, foreign (including the PRC), state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“U.S.” shall mean the United States of America.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

2006 Financial Statements	3.10(a)
2007 Financial Statements	3.10(a)
Accountant	2.8
Accounts Receivable	3.16
Agreement	Preamble
Alternative Proposal	5.7(b)
Assets	2.1
Assumed Liabilities	2.3
Assumed Seller Contracts	2.1(g)
Audited Financial Statements	3.10(a)
Benefit Plan	3.20(a)
Books and Records	2.1(d)
Bulk Sales Laws	5.11
Cash Payment	2.5
Closing	2.6
Closing Date	2.6

Copyrights	2.1(a)
Distributors	3.37(a)
Effective Time	2.6
Environmental Law	3.18(a)(i)
Environmental Permits	3.18(a)(ii)
Excluded Assets	2.2
Excluded Liabilities	2.4
ERISA	3.20(a)
ERISA Affiliate	3.20(d)(ii)
Excluded Assets	2.2
Financial Statements	3.10(a)
Harbin	Preamble
Indemnifying Parties	8.2
Insolvent	3.34(b)
Intellectual Property	3.23(a)
Large Distributor or Partner	3.37(b)
Leased Real Property	3.17(b)
Marks	2.1(a)
Materiality	8.2(a)
Material Adverse Change	3.10(c)
Material Customers	3.13(a)
Money Laundering Laws	3.32
OFAC	3.41
Partners	3.37(a)

Patents	2.1(a)
Pension Plan	3.20(a)
Purchase Price	2.5
Purchaser	Preamble
Purchaser Financial Advisor	6.2(l)
Purchaser Indemnified Parties	8.2
Real Property Leases	3.17(b)
Registered IP	3.23(b)
Seller Intellectual Property	2.1(a)
Seller	Preamble
Seller Contracts	3.12(a)
Shareholders	Preamble
Special Committee	6.2(j)
Stock Payment	2.5
Trade Secrets	2.1(a)
Welfare Plan	3.20(a)

ARTICLE II
PURCHASE AND SALE OF THE INTERESTS; CLOSING

Section 2.1 Purchase and Sale of Assets. At the Closing, upon the terms and subject to the conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and cause any other Person holding Assets at the Closing, to sell, transfer, convey, assign and deliver their Assets to Purchaser, and Purchaser shall purchase and acquire from Seller, and any other Person holding Assets at the Closing, all of the Assets subject to the conditions set forth in this Agreement. Set forth in Schedule 2.1 is a complete list of the tangible assets of the Seller.

Subject to the provisions of Section 2.2, the “Assets” means all right, title and interest to all the tangible and intangible assets of Seller (other than the Excluded Assets, as defined in Section 2.2), including but not limited to all of Seller’s right, title and interest in and to any of the following:

(a) all (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (ii) trade names, trade dress, brands, logos, packaging design, slogans, Internet domain names, all phone numbers of Seller, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, source code, object code, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) know-how, trade secrets, confidential or proprietary information, research in progress, knowledge, methods, algorithms, data, designs, processes, formulae, drawings, diagrams, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, benchmark data, testing procedures and testing results (collectively, “Trade Secrets”); (v) other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vi) goodwill, franchises, licenses, permits, Consents, approvals, and claims of infringement against third parties (collectively, “Seller Intellectual Property”);

(b) all goodwill associated with Seller Intellectual Property and Seller;

(c) all Permits;

(d) customer, prospect and marketing lists, sales data, books, records, ledgers, files, documents, correspondence, personnel files and other personnel documents related to Seller Employees, advertising, promotional and marketing materials and similar items, whether in hard copy or computer format (collectively, the “Books and Records”), including Seller’s email archives (other than personal email or email protected by the attorney-client privilege), and Seller’s accounting software;

(e) all Accounts Receivable and other receivables, inventory, prepaid expenses and prepaid assets, securities, deposits, warranties, claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, and similar other assets that would be characterized as “Accounts Receivable,” “inventory” or “current assets” (or similar nomenclature) on any balance sheet of Seller;

(f) the equipment (including computers, telephones, computer screens, copiers, facsimile machines, scanners, projectors and servers), furniture, vehicles and other tangible personal property that would be characterized as “property and equipment” (or similar nomenclature) on any balance sheet of Seller;

(g) all right, title and interest under any of Seller Contracts (as defined in Section 3.12) identified in Schedule 3.12(a) (as updated pursuant to Section 5.3) excluding any Seller Contracts excluded from the Assets pursuant to Section 2.2 (collectively, the “Assumed Seller Contracts”);

(h) all Seller Intellectual Property assets owned or held by Seller acquired or developed before the Effective Time pursuant to any Seller Contract;

(i) all assets, properties or interests of Seller that would be characterized as “other assets” (or similar nomenclature) on any balance sheet of Seller; and

(j) all rights to refunds of Taxes paid by Seller for periods prior to the Closing set forth in Schedule 2.1(j).

Section 2.2 Excluded Assets. The “Excluded Assets” consist of the following, which will remain the property of Seller following the Closing:

(a) all cash and cash equivalents that would be classified as “cash or cash equivalents” (or similar nomenclature) on any balance sheet of Seller;

(b) all personnel Books and Records that Seller is required by Law to retain in its possession, a description of which is set forth on Schedule 2.2(b);

(c) all rights of Seller in this Agreement, Seller Documents and Purchaser Documents;

(d) the shares of capital stock of Seller, if any, held in treasury;

(e) the bank accounts of any Seller listed on Schedule 2.2(e);

(f) any employment contracts of whatever nature or any obligations arising out of any employment contracts, express or implied, oral or written, individual or collective, between Seller and any of Seller’s employees.

Section 2.3 Assumed Liabilities. At the Closing, Purchaser will assume only the following (collectively, the “Assumed Liabilities”):

(a) all obligations of the Seller that arise after the Effective Time and that are required to be performed after the Effective Time under the Assumed Seller Contracts and the Permits; and

(b) any debt, obligation or liability related to the Assets that arises out of acts or omissions occurring after the Effective Time.

Section 2.4 Excluded Liabilities. It is understood and agreed that Purchaser will not assume, and Seller will retain and discharge, when due or otherwise satisfy following the Closing, any Liabilities of any Seller Party other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities include:

(a) Liabilities in respect of any of the Excluded Assets;

(b) Liabilities relating to any Proceeding and any settlements thereof or related to any violation by any Seller Party or Affiliate thereof of Laws;

(c) Liabilities relating to indebtedness for borrowed money;

(d) Liabilities relating to Taxes for any Seller Party, including any liability for Taxes of a third Person for which any Seller Party may be liable;

(e) any Liability of any Seller Party to indemnify or guaranty the Liability of any Person, except for such indemnifications and guaranties that are included in Assumed Seller Contracts and that related to acts or omissions occurring after the Effective Time;

(f) Liabilities relating to any Permit retained by a Seller Party;

(g) any undisclosed Liability of a Seller Party;

(h) Liabilities incurred by a Seller Party other than in the Ordinary Course of Business;

(i) any Liability of a Seller Party incurred under this Agreement or any Seller Document;

(j) any Liability relating to employment matters or Benefit Plans;

(k) any Liability for a refund to any customer, distributor, partner or other Person that relates to payments received under an agreement with any such Person by a Seller Party before the Closing Date;

(l) any other Liability that is not an Assumed Liability.

Section 2.5 Consideration.

The aggregate purchase price for all of the Assets shall be an amount (the “Purchase Price”) equal to (x) a cash payment (the “Cash Payment”) in the amount of Four Million Dollars ($4,000,000) and (y) Four Hundred Seventy Three Thousand Three Hundred Fifty Four (473,354) shares of Harbin Stock (the “Stock Payment”).

Section 2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, Two Embarcadero Center, Suite 2000, San Francisco, California 94111, at 10:00 a.m., Pacific Time, on the later of (i) June 28, 2007 and (ii) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Purchaser and Seller may mutually agree in writing (the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m., Pacific Time, on the Closing Date (the “Effective Time”).

Section 2.7 Deliveries at Closing. At the Closing:

(a) Purchaser will pay the Cash Payment to Seller;

(b) Harbin will transfer the Stock Payment to Seller;

(c) Seller will endorse and deliver to Purchaser any certificates of title necessary to effect or record the transfer of any Assets for which ownership is evidenced by a certificate of title (each of which is listed on Schedule 2.7(c)) and any similar documentation as may be necessary or appropriate under the PRC Laws to yield a similar effect;

(d) Seller will execute and deliver to Purchaser a Bill of Sale conveying the Assets to Purchaser, in the form attached hereto as Exhibit B, and any similar documentation as may be necessary or appropriate under the PRC Laws to yield a similar effect;

(e) Seller and Purchaser will execute and deliver to each other a Patent and Patent Application Assignment Agreement conveying the Patents and Patent applications included within the Assets, in the form attached hereto as Exhibit C and any similar documentation as may be necessary or appropriate under the PRC Laws to yield a similar effect;

(f) Seller and Purchaser will execute and deliver to each other an Assignment of Intellectual Property conveying the Intellectual Property included within the Assets, in the form attached hereto as Exhibit D, and any similar documentation as may be necessary or appropriate under the PRC Laws to yield a similar effect;

(g) Purchaser and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Purchaser of the Assumed Liabilities, in the form attached hereto as Exhibit E, and any similar documentation as may be necessary or appropriate under the PRC Laws to yield a similar effect;

(h) Seller will execute and deliver to Purchaser such other assignments, releases, Consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Purchaser as reasonably requested by Purchaser in order to convey to Purchaser all right, title and interest in and to the Assets in the manner provided for in this Agreement;

(i) Seller will deliver to Purchaser the originals or copies of all of Seller’s books, records, ledgers, disks, proprietary information and other data included within the Assets and all other written or electronic depositories of information relating to the Assets and Seller, including a “snap shot” copy in a format reasonably requested by Purchaser of all data stored by Seller using Seller’s accounting software; and

(j) the Purchaser and Seller will execute and deliver the documents required to be delivered by each of them pursuant to Article VI.

Section 2.8 Allocation of Purchase Price. Within 20 days after the Closing Date, Purchaser will provide to Seller a proposed allocation of the Purchase Price. If Seller disagrees with any aspect of the proposed allocation, Seller shall, within 15 days after receipt thereof, furnish to Purchaser a written statement of such disagreement, together with the reasons therefor. If, within such 15 day period, Purchaser does not receive such a written statement of disagreement from Seller, Seller shall be deemed to have accepted the proposed allocation and the proposed allocation shall be final and binding upon Seller. If Purchaser does receive such a written statement of disagreement from Seller within such 15 day period, then within 10 days of such receipt Seller and Purchaser shall discuss in person, by telephone, or by videoconference, their disagreement in order to attempt to resolve it through good faith negotiations. If Seller and Purchaser are unable to resolve their disagreement within 20 days after receipt by Purchaser of the written statement of disagreement from Seller, the disagreement shall be submitted for determination to a mutually agreed upon independent nationally recognized accounting firm (the “Accountant”), which determination, absent manifest error, shall be final and binding upon Seller and Purchaser and not subject to appeal. Such determination by the Accountant shall be made in accordance with this Agreement. The expenses incurred due to retention of the Accountant in making such determination shall be borne equally by Seller and Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller, Tianfu Yang and Harbin Tech Full Industry Co., Ltd., jointly and severally, hereby represent and warrant to Purchaser and Harbin, and for purposes of Sections 3.2, 3.40 and 3.41, Seller and Shareholders jointly and severally, hereby represent and warrant to Purchaser and Harbin, in each case, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.1 Organization and Good Standing. Seller (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, and has been duly approved or registered (as applicable) by competent PRC Governmental Authorities, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2 Authorization and Effect of Agreement.

Seller has all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and the Shareholders. This Agreement constitutes a legal, valid and binding obligation of Seller and the Shareholders (assuming due authorization, execution and delivery by Purchaser), enforceable against Seller and the Shareholders in accordance with its terms, except (i) as limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in Article VIII of this Agreement may be limited by applicable federal or state securities laws.

Section 3.3 No Subsidiaries; Other Interests.

(a) Seller has no Subsidiaries.

(b) Except as set forth on Schedule 3.3, Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

Section 3.4 No Conflict. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated assuming all required filings, Consents, approvals, authorizations and notices set forth on Schedule 3.4(a) have been made, given or obtained, do not and shall not:

(a) violate, conflict with or result in the breach of any Organizational Document of Seller;

(b) (i) violate or conflict with any Law applicable to Seller or any of its Assets, or (ii) conflict with, result in a breach of, constitute a default of (or event which after notice or lapse of time or both) a Contract which it or its property is bound other than in each of clause (i) and (ii) such violations, breaches or defaults that are (A) disclosed in Schedule 3.4(b)(ii)(A) or (B) not material;

(c) require the Consent of any Person or a Governmental Authority (other than Consents already obtained) or result in the imposition of a Lien on any assets of Seller under or pursuant to (i) the Organizational Documents, (ii) any Contract, or (iii) any Law, other than in each of clause (ii) and (iii) such violations, breaches or defaults that are not material or

(d) (i) result in the termination of any Contract, (ii) result in the creation of any Lien under any such Contract or (iii) constitute an event which, after notice or lapse of time or both, would result in any such termination or creation of a Lien.

Section 3.5 No Other Agreement. Seller has no other obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the Assets.

Section 3.6 Title to Assets.

(a) Set forth in Schedule 2.1 is a complete list of each tangible Asset of Seller. Set forth in Section 2.2 are the Excluded Assets of Seller. The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in, generated by or associated with Seller. The Assets, together with the Excluded Assets, constitute all assets necessary to carry on the business of the Seller as currently conducted.

(b) Seller has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens, other than Permitted Liens. The execution and delivery of Seller Documents by Seller at the Closing will convey to and vest in Purchaser good and marketable title to the Assets, free and clear of any Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained. There is no default by Seller or, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., any landlord under any lease of the real property, and no event has occurred and no condition exists which, with notice or given the passage of time, or both, would constitute a default by any party under such leases. Seller represents that no withholding of any Chinese Tax or any other Tax is required with respect to any payment to be made to Seller in connection with the transactions contemplated by this Agreement. The validity, legality and enforceability of this Agreement shall not be affected by the failure by either Party to pay any Tax provided herein.

Section 3.7 Permits; Compliance with Law.

(a) Seller possesses all Permits, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as now conducted. All of the Permits are valid and in full force and effect. Seller has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time could allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit. Seller has not received notice of any Proceeding relating to revocation or modification of any such Permit and is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of revocation of any Permits issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by Seller. All filings and registrations with the PRC Governmental Authorities required, if any, in respect of Seller and its operations including, without limitation, the registrations with the State Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations.

(b) Seller has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Government Authorities.

(c) As to Permits requisite for the conduct of any part of Seller’s which is subject to periodic renewal, Seller, Tianfu Yang and Harbin Tech Full Industry Co., Ltd. have no Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

(d) Seller is and has been in compliance with and is not in default under any Law applicable to Seller or any of its properties, assets or businesses.

Section 3.8 Books and Records. True and complete copies of the Organizational Documents of Seller, as currently in effect, have heretofore been delivered to Purchaser. The minute books of Seller accurately reflect in all material respects all actions taken at meetings, or by written Consent in lieu of meetings, of the shareholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of Seller. All corporate actions and other actions taken by Seller, as the case may be, have been duly authorized, and no such actions taken by Seller, as the case may be, have been taken in breach or violation of the Organizational Documents of Seller.

Section 3.9 Litigation. There are no Proceedings pending or, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., threatened that relate, directly or indirectly, to this Agreement, or any action taken or to be taken in connection with this Agreement. Except as set forth on Schedule 3.9, there are no Proceedings pending or, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., threatened that relate to the (a) Seller or its assets, properties or businesses or (b) the officers, directors, employees, shareholders or Affiliates of Seller (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to Seller or its assets, properties or business.

Section 3.10 Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) Seller has furnished Purchaser true and complete copies of the audited balance sheet and the related audited statements of income and cash flows of Seller for the period since inception through August 31, 2006 (the “Audited Financial Statements”), and the related opinion of the independent accountants of Seller, and the audited balance sheet and related statements of income and cash flows of Seller for the period ended December 31, 2006 (collectively, together with the related notes thereto, the “ 2006 Financial Statements”), and the related opinion of the independent accountants of Seller, and the audited balance sheet and the related statements of income and cash flows of Seller for the period ended March 31, 2007 (collectively, together with the related notes thereto, the “2007 Financial Statements,” and together with the Audited Financial Statements and the 2006 Financial Statements, the “Financial Statements”), and the related opinion of the independent accountants of Seller.

(b) The Financial Statements fairly present in all material respects the financial position and the results of operations of Seller as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of Seller consistent with past practice.

(c) Except (i) as reflected or adequately reserved against in the Financial Statements, (ii) liabilities which have been incurred since August 31, 2006 in the Ordinary Course of Business and (iii) as set forth on Schedule 3.10(c), (x) Seller has not incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to Seller, or has entered into any material transactions not in the Ordinary Course of Business, (y) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of Seller, or any payment of or declaration to pay any dividends or any other distribution with respect to Seller, and (z) there has not been any Material Adverse Change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of Seller (each of clauses (x), (y) and (z), a “Material Adverse Change”). To the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., there is no event that is reasonably likely to occur in the foreseeable future, which if it were to occur, could, individually or in the aggregate, have a Material Adverse Change.

(d) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

Section 3.11 Absence of Certain Changes. Since June 30, 2006, (a) Seller has been operated in the Ordinary Course of Business, (b) Seller has not taken or agreed to take any of the actions set forth in Section 5.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of Seller and (e) there has been no material damage to or loss or theft of any of the material assets of Seller.

Section 3.12 Contracts.

(a) Schedule 3.12(a) sets forth a complete and accurate list of the following Contracts to which Seller is a party or by which Seller or any of its properties or assets is or may be bound (such Contracts collectively, the “Seller Contracts”):

(i) all employment Contracts with any current or former officer, manager, director or Employee (the name, position or capacity and rate of compensation of each such Person and the expiration date of each such Contract being set forth in accordance with this Section 3.12(a)), other than standard contracts required under local Law or custom;

(ii) all Contracts (other than employment contracts) with any current or former officer, manager, director, shareholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling Person;

(iii) all collective bargaining or other labor or union Contracts, including all such agreements in China;

(iv) all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than Seller;

(v) all lease, sublease, rental or other Contracts under which Seller is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(vi) all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments or the guarantee of any such lease, sublease, rental or other Contracts;

(vii) all Contracts containing any covenant or provision limiting the freedom or ability of Seller to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(viii) all Contracts for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management);

(ix) all confidentiality Contracts;

(x) all partnership or joint venture Contracts;

(xi) all Contracts, purchase orders or service agreements;

(xii) all Contracts relating to licenses of trademarks, trade names, service marks or other Seller Intellectual Property;

(xiii) all Contracts between or among (A) Seller, on the one hand, and (B) any Shareholder, Affiliate of any Shareholder (other than Seller) or any related Party on the other hand;

(xiv) all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding Seller) of any option or preferential rights to purchase any assets or properties;

(xv) all Contracts pursuant to which there is either a current or future obligation of Seller to make payments or provide services;

(xvi) all Contracts under which Seller agrees to indemnify any Person;

(xvii) all non-competition, non-solicitation and any similar Contracts;

(xviii) all “earn-out” agreements or arrangements or any similar Contracts;

(xix) all other Contracts material to the business of Seller; and each amendment, supplement and modification in respect of any of the foregoing.

(b) Exceptions to Seller Contracts.

(i) Except as set forth on Schedule 3.12(b)(i), each Seller Contract is legal, valid, binding and enforceable against Seller and against each other party thereto, is in full force and effect and no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Seller Contract.

(ii) Except as set forth on Schedule 3.12(b)(ii), each Seller Contract identified on Schedule 3.12(a) and which is being assigned to or assumed by Purchaser is assignable by Seller to Purchaser without Consent of any other Person

Section 3.13 Customers.

(a) Set forth on Schedule 3.13(a) is a complete list of each customer of Seller that has accounted for more than 10% of total sales for the period ended December 31, 2006 (the “Material Customers”), which list indicates the amount of customer orders attributable to each such Material Customer during the period ended December 31, 2006. None of the Material Customers has threatened to Seller (or, to Seller’s or the Shareholder’s Knowledge, to any Person), or notified Seller of any intention to terminate or materially alter its relationship with Seller. There has been no material change in pricing or pricing structure (other than changes in the Ordinary Course of Business made as a result of changes in commodity prices) with any Material Customer, and there has been no material dispute with a Material Customer, in each case since June 30, 2006.

(b) Set forth on Schedule 3.13(b) is a schedule of sales revenue by product for the years ended December 31, 2005 and December 31, 2006.

Section 3.14 Labor Relations.

(a) As of the date of this Agreement, there is no labor dispute, charge, investigation, unfair labor practice claim or inquiry, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against Seller pending or threatened which may interfere with the business activities of Seller. Seller is not a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees. None of the Employees is represented by any labor organization with respect to such Employees’ employment or other service with Seller. No labor union, labor organization, works council or group of Employees of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizational efforts presently being made involving any of the presently unorganized Employees. Seller is neither a party to, nor otherwise bound by, any order relating to Employees or employment practices.

(b) Seller is in compliance in all material respects with all applicable Laws and orders applicable to such entities or the Employees or other persons providing services to or on behalf of such entities, as the case may be, relating to the employment of labor, including all such Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, and employment standards.

(c) Seller has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of Seller for purposes of compliance with (i) all applicable Laws and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

Section 3.15 Insurance. Schedule 3.15 sets forth a true and complete list of all insurance policies currently maintained relating to Seller, including those which pertain to Seller’s assets, directors, officers or employees or operations and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. Seller has not received notice of cancellation of any such insurance policies. Seller has provided to Purchaser true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 3.15. Seller maintains reasonable adequate insurance covering its material properties, operations, personnel and business, and is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. All policies of insurance insuring Seller and its businesses, assets, employees, officers and directors are in full force and effect. Seller is in compliance with the terms of such policies and instruments in all material respects, and there are no claims by Seller under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Seller has not been refused any insurance coverage sought or applied for, and Seller has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.16 Accounts Receivable. All accounts receivable, notes receivable and other indebtedness of Seller (the “Accounts Receivable”) reflected in the Financial Statements or which arose subsequent to August 31, 2006, represent bona fide, arms-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

Section 3.17 Real Property; Leases.

(a) Except as set forth on Schedule 3.17(a)(i), Seller owns no real property and, except as set forth on Schedule 3.17(a)(ii), any owned real property is owned free and clear of all Liens.

(b) Schedule 3.17(b)(i) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the “Real Property Leases”) under which Seller is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property”). Seller has delivered to Purchaser true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by Seller nor is there any event which, with notice or the passage of time or both, could ripen into a default and Seller has not received written notice of any such default and (ii) there exists no default by any third-party thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of Seller and each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. The consummation of the transactions contemplated by this Agreement requires no Consents from any Person, except as set forth on Schedule 3.17(b)(ii) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. Seller holds good and valid leasehold estates in the Leased Real Property and such Leased Real Property constitutes all of the Real Property necessary for the conduct of Seller’s businesses.

(c) (i) There is no pending or, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., threatened condemnation (or similar Proceedings) of all or any part of the Leased Real Property, and Seller has not assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has Seller received any notice of any special assessment proceedings affecting any Leased Real Property, or applied for any change to the zoning or land use status of any Leased Real Property, (iii) to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., there are no defects, structural or otherwise, with respect to any of the Leased Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Leased Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Leased Real Property.

Section 3.18 Environmental.

(a) Seller (i) is in compliance with any and all applicable foreign, federal, state, PRC national, provincial, and local laws and regulations relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business (“Environmental Permits”), Schedule 3.18 sets forth a true and complete list of all such Environmental Permits, (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, (iv) Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd. do not have Knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by it or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect; and (v) Seller has not stored any hazardous materials on real properties now or formerly owned, leased or operated by it and has not disposed of any hazardous materials in a manner contrary to any Environmental Laws; except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.

In the ordinary course of its business, Seller periodically reviews the effect of Environmental Laws on the business, operations and properties of Seller, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, Seller has reasonably concluded that such associated costs could not have a Material Adverse Effect.

Section 3.19 No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.20 Employee Benefits.

(a) Schedule 3.20(a) contains a list of: (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and referred to herein as a “Pension Plan”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA and referred to herein as a “Welfare Plan”) and (iii) each other material plan, fund, program, arrangement or agreement (including any material employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits to any current or former Employee, officer, manager or director of Seller (or any other individual providing non-professional services (directly or through a personal services corporation) as an independent contractor, consultant or agent to Seller) that is maintained, or contributed to, or required to be contributed to, by Seller or by any third-party leasing or similar organization in respect of any Employees (each such plan, any Pension Plan and any Welfare Plan referred to herein as a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has delivered to Purchaser true, complete and correct copies of: (i) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to such Benefit Plan (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (iv) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (v) the most recent determination letter from the IRS with respect to such Benefit Plan, if any, and (vi) the most recent actuarial valuation with respect to such Benefit Plan, if any. Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Benefit Plan that have been adopted or approved by Seller that are not reflected in the applicable Benefit Plan and Seller has not undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan.

(c) Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and/or all other applicable Laws.

(d) With respect to each Benefit Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Seller does not sponsor or contribute to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Seller nor any ERISA Affiliate of Seller has maintained, contributed to or been required to contribute to (i) any plan in the past six (6) years that is subject to the provisions of Title IV of ERISA or (ii) any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e) Seller is not obligated under any Welfare Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of Seller or its predecessors after termination of employment or other service, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, (i) Seller has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and/or any other applicable Law with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal or foreign income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (ii) no Welfare Plan that is a group health plan, which is maintained, contributed to or required to be contributed to by Seller, is a self-insured plan.

(f) All contributions or premiums owed by Seller with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis. All material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed. All amounts that Seller is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds. There are no pending or, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, Seller, any Employee, or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of Seller, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of Seller to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by Seller in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Neither Seller nor any Person acting on behalf of Seller has made or entered into any legally binding commitment with any current or former managers, officers, Employees, consultants or independent contractors of Seller to the effect that, following the date hereof, (i) any benefits or compensation provided to such Persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan or arrangement provided by Seller will be made available to such Persons, or (v) any trusts or other funding mechanisms will be required to be funded.

(i) With regard to employment and staff or labor, Seller has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 3.21 Employees.

(a) Schedule 3.21(a) sets forth (i) the name, title and total compensation (payable by Seller) of each Employee, agent, officer, manager and director of Seller, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2006 and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by Seller to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers, managers, Employees, consultants and agents.

(b) To the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., no officer, manager or director of Seller or any Employee, consultant or agent of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person’s duties to Seller or (ii) materially affect the ability of Seller to conduct its business.

(c) No executive, key Employee or significant group of Employees has given notice to Seller to terminate employment or service with Seller during the next twelve (12) months.

Section 3.22 Taxes and Tax Returns. Except as provided on Schedule 3.22:

(a) All Tax Returns required to be filed by or with respect to Seller or its assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of Seller.

(b) True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including Seller filed in the previous five (5) years have been provided to Purchaser prior to the date hereof.

(c) Seller has timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and Seller shall promptly pay all other Taxes that may become due that relate to periods ending on or before the Closing Date. Since inception, Seller has not incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business.

(d) Seller has complied in all material respects with the provisions of the Taxing Authority, has complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and has, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any Employee, independent contractor or other third-party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

(e) None of the Tax Returns of or relating to Seller has been examined by the IRS or any state, local or foreign Taxing Authorities and no adjustment relating to any Tax Return of or including Seller or its assets or operations has been proposed or threatened formally or informally by any Taxing Authority. Seller has not entered into a closing agreement pursuant to Section 7121 of the Code (or an analogous provision of state, local or foreign Law). There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against Seller or relating to their assets or operations asserting any deficiency for Taxes.

(f) No claim has ever been made by any Taxing Authority with respect to Seller in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of Seller.

(g) No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to Seller is in force, and no waiver or agreement by Seller or any is in force for the extension of time for the assessment or payment of any Taxes.

(h) Seller has not granted a power of attorney to any Person with respect to any Taxes.

(i) Seller is not, nor is a party to, nor owns an interest in, a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Seller does not own any membership or other equity interest, or any other interest, in any other Person.

(j) There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in Seller.

(k) Seller is not a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(l) Seller is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Seller has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(n) Seller has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o) Seller has never participated in an international boycott within the meaning of Section 999 of the Code.

(p) Seller has, in all material respects, properly and in a timely manner documented its transfer pricing methodology in compliance with Section 482 and 6662 (and any related sections) of the Code, the related regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

Section 3.23 Intellectual Property.

(a) Seller owns, or is validly licensed under, or has the right to use, all Patents, Patent rights, licenses, inventions, Copyrights, know-how (including Trade Secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary for the conduct of its businesses and which as of the Closing Date, will be free and clear of all Liens, except where the failure to own, possess, or have the right to use such Intellectual Property would not have a Material Adverse Effect. To the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., no claims or notices of any potential claim have been asserted by any Person challenging the use of any such Intellectual Property by Seller or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto, and, to Seller’s or the Shareholder’s Knowledge, there are no facts which would form a valid basis for any such claim. To the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., the use of such Intellectual Property by Seller will not infringe on the Intellectual Property rights of any other Person.

(b) Schedule 3.23(b) sets forth a complete list of (i) the Registered IP owned by or licensed to Seller and (ii) all other material Intellectual Property licensed to Seller including all licenses and other agreements relating thereto. “Registered IP” means Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing. All Intellectual Properties owned by Seller are valid and enforceable and are in compliance with formal legal requirements.

(c) Seller has taken reasonable steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business. Seller has taken reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to its business, including any Intellectual Property that is jointly developed with any third-parties, or any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. There is no infringement or misappropriation by any other Person of any Intellectual Property of Seller. No Proceedings or claims in which Seller alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property of Seller are pending, and none has been served, instituted or asserted by Seller.

(d) Seller owns all rights in and to any and all Intellectual Property used or planned to be used by Seller, or covering or embodied in any past, current or planned activity or service of Seller, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, by Seller. No former or current employee, no former or current consultant, and no third-party joint developer of Seller has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by Seller which can be asserted against Seller.

(e) Except as set forth on Schedule 3.23(e), no Intellectual Property owned by Seller is the subject of any security interest, Lien, license or other contract granting rights therein to any other Person. Seller has not (a) transferred or assigned, (b) granted an exclusive license to or (c) provided or licensed, any Intellectual Property owned by Seller to any Person.

Section 3.24 Information Technology.

(a) The material Seller IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material Seller IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Seller has not experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of Seller IT Systems.

(b) Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, Seller IT Systems are available for use during normal working hours and other times when required to be available. Seller has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

(c) Seller has taken commercially reasonable actions, consistent with standards in the business, with respect to Seller IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, Trade Secrets, or other proprietary information stored on Seller IT Systems including the designs, policies, processes, and procedures relating to the composition and structure of Seller IT Systems.

Section 3.25 Guarantees. Seller is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

Section 3.26 Bank Accounts. Schedule 3.26 contains a true and complete list of (i) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Seller has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (ii) a true and complete list and description of each such account, box and relationship and (iii) the name of every Person authorized to draw thereon or having access thereto.

Section 3.27 Foreign Corrupt Practices and International Trade Sanctions. Neither Seller nor any agent or other Person acting on behalf of Seller has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Seller (or made by any Person acting on its behalf of which Seller is aware) which is in violation of Law, (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (v) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 3.28 Inventory. The inventories shown on Seller’s balance sheet, net of inventory reserves reflected thereon were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

Section 3.29 Encumbrances. As of the Closing Date, except as set forth in Schedule 3.29, there will be no encumbrances or contractual restrictions on the ability of Seller to pay dividends or make other distributions on its capital stock or to make loans or advances or pay any indebtedness to, or investments in, Seller, except for such restrictions set forth in this Agreement, restrictions imposed by a Governmental Authority, or limitations imposed by corporate law statutes.

Section 3.30 Sufficiency of Consideration. The Purchase Price will be sufficient to enable Seller to pay in full all accrued or contingent liabilities of Seller following the Closing, including all of Seller’s Taxes due and other amounts owed as a result of the transactions contemplated by Seller Documents, and, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., to otherwise satisfy in full all actual or potential claims of creditors of Seller.

Section 3.31 Passive Foreign Investment Company. Seller neither is or intends to become a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code.

Section 3.32 Money Laundering Laws. The operations of Seller are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller with respect to the Money Laundering Laws is pending or, to the best Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., threatened.

Section 3.33 No Misleading Statements. All disclosure furnished by or on behalf of Seller, Tianfu Yang and Harbin Tech Full Industry Co., Ltd. to the Purchasers regarding Seller, its businesses and the transactions contemplated under the Agreement or other agreements, certificates and instruments to be executed by Purchaser or Seller in connection with this agreement, including the Disclosure Schedule to this Agreement, with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.34 No Involuntary Liquidation, Insolvency, Winding-Up.

(a) Except as contemplated by this Agreement, no order has been made or petition presented, or resolution passed by the board of directors, members, partners, managers or shareholders of Seller for the winding-up or liquidation of Seller and there is not outstanding:

(i) any petition or order for the winding-up of Seller;

(ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller;

(iii) any petition or order for administration of Seller;

(iv) any voluntary arrangement between Seller and any of its creditors;

(v) any distress or execution or other process levied in respect of Seller which remains undischarged; or

(vi) any unfulfilled or unsatisfied judgment or court order against Seller.

(b) Seller is not insolvent, nor will Seller be rendered insolvent by the sale to Purchaser of the Assets and the other transactions contemplated hereby and by Seller Documents. As used in this section, “Insolvent” means, with respect to Seller, that the sum of the debts and other probable liabilities of Seller exceeds or will exceed the present fair saleable value of Seller’s assets. Immediately after the Closing, (i) Seller will be able to pay its liabilities as they become due in the Ordinary Course of Business, (ii) Seller will not have unreasonably small capital with which to conduct its business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened claims and litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 3.35 Product Warranties. Each product manufactured, sold, leased, licensed or delivered by Seller has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., Seller does not have liability (and there is no basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to liability) for replacement or repair thereof or for other material damages in connection therewith that would constitute, individually or in the aggregate, an event that would reasonably be expected to result in a Material Adverse Change. No product manufactured, sold, leased, distributed, licensed or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond (a) Seller’s applicable standard terms and condition of sale or lease, (b) those implied or imposed by the Uniform Commercial Code (as implemented in applicable jurisdictions where such Seller conducts business), or (c) those additional or different warranty terms granted by Seller from to time that do not in the aggregate materially increase such Seller’s obligations or potential liability as compared to such Seller’s standard terms. Schedule 3.35 includes copies of the standard terms and conditions of license for Seller and a list of all discontinued products of Seller.

Section 3.36 Privacy of Customer Information. Seller has commercially reasonable security measures in place to protect the consumer or customer information it receives through its websites or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

Section 3.37 Distributors and Partners.

(a) Schedule 3.37(a) sets forth the name of each distributor of Seller (“Distributors”), together with the names of any Persons with which any Seller has a material strategic partnership or similar relationship (“Partners”).

(b) No Distributor or Partner from or through which Seller received more than 10% of total sales during the period ended December 31, 2006 (each, a “Large Distributor or Partner”) has terminated or reduced its relationship with Seller or indicated to Seller (or, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., to any other Person) that such Large Distributor or Partner intends to terminate or reduce its agreement or relationship with Seller. No Large Distributor or Partner has, to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its usage, purchase or distribution of the services or products of Seller.

(c) No Distributor or Partner has cancelled or otherwise terminated its relationship with Seller or has materially decreased its usage or purchase of the services or products of Seller, except (i) such events as, individually or in the aggregate, do not result in a Material Adverse Change, or (ii) pursuant to Seller Contracts that by their terms contemplate such termination or decrease.

Section 3.38 Suppliers. Within the last twelve months, neither the appliance vendor named on Schedule 3.38 nor any licensor of Intellectual Property Licenses-In has cancelled, materially modified, or otherwise terminated its relationship with Seller, materially and unilaterally decreased its services, supplies or materials to Seller, nor to the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., have any plan or intention to do any of the foregoing, except to Seller Contracts that, by their terms, contemplate such termination or decrease.

Section 3.39 Absence of Undisclosed Liabilities. To the Knowledge of Seller, Tianfu Yang or Harbin Tech Full Industry Co., Ltd., Seller has no material liabilities or obligations, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, related exclusively to Seller, which: (a) (i) have not been reflected on the balance sheets of the Financial Statements, (ii) have not been incurred in the Ordinary Course of Business since August 31, 2006 or (iii) in the case of other types of liabilities and obligations not customarily reflected on a consolidated balance sheet prepared in accordance with historical accounting policies, have not been expressly described in Schedule 3.39, or (b) with respect to each of clauses (i) (ii) or (iii) above, would be reasonably expected to have a Material Adverse Effect on Seller.

Section 3.40 Securities Matters; Economic Risk; Sophistication.

(a) Seller and each Shareholder acknowledge that the shares of Harbin Stock being issued in connection with this Agreement have not been and will not be registered under the Securities Act, or any state securities laws and may not be resold without compliance with the Securities Act and any applicable state securities laws or based upon an exemption, if available, under the Securities Act and any applicable state securities laws. Seller and each Shareholder further represent, warrant and covenant that (i) the shares of Harbin Stock being issued in connection with this Agreement are being acquired by Seller solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such Harbin Stock in connection with a distribution, and (ii) none of the shares of Harbin Stock being issued to or obtained by Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the SEC and after full compliance with any applicable state securities laws. Seller and each Shareholder acknowledges that, in addition to any other legends which Harbin may require, all certificates evidencing the Harbin Stock shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. THE SHARES ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.

(b) Seller and each Shareholder represent and warrant that Seller and each Shareholder (i) is able to bear the economic risks associated with their receipt, acceptance and ownership of restricted shares of Harbin Stock to be issued pursuant to or in connection with this Agreement, (ii) can afford to sustain a total loss of their restricted shares of Harbin Stock, and (iii) has such knowledge and experience in financial and business matters that such Person is capable of evaluating the merits and risks of their acceptance and ownership of restricted shares of Harbin Stock pursuant to this Agreement. Seller and each Shareholder further represent and warrant that Seller and each Shareholder has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including without limitation the annual reports, quarterly reports and other reports and filings that have been filed with respect to Harbin with the SEC that are available through the SEC website and, without limiting the generality of the foregoing, has had an adequate opportunity to ask questions and receive answers from the officers of Harbin and its subsidiaries concerning any and all matters relating to Harbin and its subsidiaries and the transactions described herein, including the background and experience of the current and proposed officers and directors of Harbin and its subsidiaries, the plans for the operations of the business of Harbin and its subsidiaries, and any plans for additional acquisitions and the like.

(c) Seller and each Shareholder represent and warrant that Seller and each Shareholder have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to his satisfaction.

Section 3.41 Office of Foreign Assets Control of the U.S. Treasury Department. No Shareholder is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and each Shareholder will not directly or indirectly use the Cash Payment, or lend, contribute or otherwise make available such Cash Payment to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HARBIN

Purchaser and Harbin represent and warrant to Seller as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.1 Organization of Purchaser and Harbin; Authority. Each Purchaser and Harbin (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 Authorization; Enforceability.

Each Purchaser and Harbin has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each Purchaser and Harbin. This Agreement constitutes a legal, valid and binding obligation of each Purchaser and Harbin, as the case may be, enforceable against each Purchaser and Harbin, in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in Article VIII of this Agreement may be limited by applicable federal or state securities laws.

Section 4.3 No Conflict. The execution and delivery by each Purchaser and Harbin of this Agreement and the consummation by each Purchaser and Harbin of the transactions contemplated hereby assuming all required filings, Consents, approvals, authorizations and notices have been made, given or obtained, do not and shall not:

(a) violate, conflict with or result in the breach of any Organizational Document of the Purchaser or Harbin;

(b) (i) violate or conflict with any Law applicable to the Purchaser or Harbin, any of the Subsidiaries or any of their properties, or (ii) conflict with, result in a breach of, constitute a default of (or event which after notice or lapse of time or both) a Contract which any of them is a party or by which any of them or their respective property is bound other than in each of clause (i) and (ii) such violations, breaches or defaults that are (A) disclosed in Schedule 4.3(b) or (B) not material;

(c) require the Consent of any Person or a Governmental Authority (other than Consents already obtained) or result in the imposition of a Lien on any assets of the Purchaser or Harbin or any of the Subsidiaries under or pursuant to (i) the Organizational Documents, (ii) any Contract, or (iii) any Law, other than in each of clause (ii) and (iii) such violations, breaches or defaults that are not material; or

(d) (i) result in the termination of any Contract, (ii) result in the creation of any Lien under any such Contract or (iii) constitute an event which, after notice or lapse of time or both, would result in any such termination or creation of a Lien;

except, in the case of clause (a), (b) and (d) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of each Purchaser and Harbin to enter into, perform its obligations under, and to consummate the transactions contemplated by, this Agreement or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of Purchaser, Harbin and the Subsidiaries.

ARTICLE V
COVENANTS

Section 5.1 Operation of Seller Pending the Closing. Seller covenants and agrees that Seller will not, and the Shareholders covenant and agree to cause Seller not to, take any action with the purpose of causing any of the conditions to Purchaser’s obligations set forth in Article VI to not be satisfied. Except with the prior written Consent of Purchaser, during the period from the date of this Agreement to the Closing, the businesses of Seller shall be conducted in the Ordinary Course of Business and Seller covenants and agrees, and the Shareholders agree to cause Seller, to use all commercially reasonable efforts consistent therewith to preserve intact Seller’s material properties, assets and business organizations. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, Seller shall not, and the Shareholders shall cause Seller not to, without the prior written Consent of Purchaser:

(a) amend any of its Organizational Documents;

(b) liquidate, dissolve, recapitalize or otherwise wind up its business;

(c) make any distribution or declare, pay or set aside any dividend (in cash or property) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, Seller, or make any other changes in the capital structure of Seller;

(d) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of Seller, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of Seller or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, Seller, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

(e) other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

(f) other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

(g) sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

(h) incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate;

(i) cancel any third-party indebtedness owed to Seller;

(j) (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the acceleration of the vesting of any outstanding Seller Options or the grant of any new Seller Options or any other award), except (A) as may be required under existing employment agreements, or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed Twenty Five Thousand Dollars ($25,000), (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed Twenty Five Thousand Dollars ($25,000), or (v) except as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Benefit Plan or benefit arrangement or any collective bargaining agreement;

(k) make any loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

(l) commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

(m) fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

(n) make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or Consent to the extension of any statute of limitations for the assessment and collection of any Tax;

(o) except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by Seller;

(p) institute, settle or dismiss any action, claim, demand, lawsuit, Proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving Seller in connection with any business, asset or property of Seller;

(q) enter into any Seller Contracts or Contracts (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of Seventy Five Thousand Dollars ($75,000) on an individual or aggregate basis;

(r) either fail to pay the accounts payable or other liabilities of Seller, or fail to collect the Accounts Receivable or other indebtedness owed to Seller, in a manner consistent with the practices prior to the date hereof or take any action not consistent with past practices that is designed to accelerate or has the effect of accelerating the receipt by Seller of any amounts of cash earlier than such cash would have been realized consistent with past practices;

(s) enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

(t) agree in writing to take any of the foregoing actions.

Section 5.2 Access. Seller shall, and the Shareholders shall cause Seller to, afford to officers, employees, accountants, counsel and other representatives of Purchaser reasonable access to all of the assets, properties, personnel, and Books and Records of Seller.

Section 5.3 Notification.

(a) Seller shall, and the Shareholders shall cause Seller to, promptly notify Purchaser, and Purchaser shall promptly notify Seller, of any Proceeding pending or, to their Knowledge, threatened against Seller, Purchaser or the Shareholders as the case may be, which challenges the transactions contemplated by this Agreement.

(b) Seller and the Shareholders shall provide prompt written notice to Purchaser of any change in any of the information contained in the representations and warranties made by Seller and the Shareholders in Article III or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Seller and the Shareholders in Article III or any exhibits or schedules referred to herein or attached hereto.

(c) Seller shall, and the Shareholders shall cause Seller to, provide prompt written notice to Purchaser of any exercise of Seller Options between the date hereof and the Closing.

Section 5.4 No Inconsistent Action. Neither Seller, Purchaser, Harbin nor the Shareholders will take any action which is inconsistent with their respective obligations under this Agreement.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, Consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing.

(b) Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated hereby.

(c) Each Party shall promptly inform the other Party of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

Section 5.6 Further Assurances. From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each other Party to make effective the transactions contemplated by this Agreement and to provide each other Party with the intended benefits of this Agreement. Without limiting the foregoing, upon reasonable request of Purchaser, each of the Shareholders and Seller shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Assets.

Section 5.7 No Solicitation.

(a) Seller shall, and Shareholders shall cause Seller to, cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Purchaser or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Seller and the Shareholders shall immediately communicate to Purchaser any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

(b) “Alternative Proposal” shall mean any of the following involving Seller (other than the transactions expressly contemplated by this Agreement): any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

Section 5.8 Tax Matters.

(a) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable Chinese and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b) Seller, Purchaser and the Shareholders shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other Proceeding with respect to Taxes.

Section 5.9 Release. In consideration for payment of the Purchase Price, as of and following the Closing Date, Seller and each of the Shareholders (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Harbin, Purchaser and their Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that Seller or the Shareholders or their respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with Seller; provided, however, that such release shall not cover: any claims arising under this Agreement, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Seller or Shareholder in connection with the transactions contemplated by this Agreement.

Section 5.10 Restrictions on Sales. Seller and each Shareholder agree that Seller and each Shareholder will not sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Seller and such Shareholder or any Person in privity with Seller and such Shareholder) directly or indirectly, including the participation in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Harbin Stock acquired pursuant to this Agreement, or publicly announce an intention to effect any such transaction, for a period of 180 days after the Closing Date.

Section 5.11 Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Purchaser and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

ARTICLE VI
CLOSING CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following condition, which may be waived by Purchaser or Seller:

There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

Section 6.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions:

(a) The representations and warranties of Seller and the Shareholders in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Seller and the Shareholders that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b) All of the terms, covenants and conditions to be complied with and performed by Seller and Shareholders on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c) Purchaser shall have received certificates of Seller and the Shareholders, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled;

(d) No action, suit or Proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement;

(e) There shall not have occurred any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

(f) Purchaser shall have received evidence, reasonably satisfactory to Purchaser, of receipt of all requisite third-party and governmental Consents;

(g) PRC Counsel to Seller shall have delivered to Purchaser and Harbin its opinion, dated as of the Closing Date, in form and substance satisfactory to the Special Committee and its counsel;

(h) PRC Counsel to Harbin shall have delivered to Purchaser and Harbin its opinion, dated as of the Closing Date, in form and substance satisfactory to the Special Committee and its counsel;

(i) Harbin shall have received approval from Nasdaq for the listing of the additional shares to be transferred to the Seller as the Stock Payment;

(j) A special committee of the board of directors of Harbin comprised solely of independent directors (the “Special Committee”) shall have unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby and (ii) determined that the transactions contemplated by this Agreement are in the best interest of the stockholders of Harbin;

(k) The board of directors of Harbin, by resolutions duly adopted unanimously at a meeting duly called and held, shall have duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are advisable, fair to and in the best interests of Harbin and the stockholders of Harbin, and (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability;

(l) Harbin shall have received the written opinion of Houlihan Lokey Howard & Zukin  (the “Purchaser Financial Advisor”) to the effect that, as of the date of the opinion, the consideration payable by Purchaser in connection with the transactions contemplated by this Agreement is fair to Harbin from a financial point of view; and

(l) Seller has executed and delivered such deeds, bills of sale, assignments and other instruments of transfer and conveyance, certificates of title and other documents as shall be reasonably required by Purchaser for the transfer to Purchaser of all of the Seller’s right, title, and interest to and in the Assets, free and clear of any material Liens or shall have delivered, with such instruments and documents, financing statement releases or termination statements with respect to any security interests constituting material Liens on the Assets.

Section 6.3 Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

(a) The representations and warranties of Purchaser and Harbin in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Purchaser and Harbin that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b) All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c) Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 6.3(a) and Section 6.3(b) have been fulfilled;

(d) Purchaser shall have delivered the Purchase Price in accordance with the terms of Section 2.5.

ARTICLE VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written Consent of all Parties;

(b) by Seller or Purchaser if:

(i) a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii) the Closing shall not have occurred on or before September 30, 2007 (other than due principally to the failure of the Party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Closing);

(c) by Purchaser if there is a default or breach by Seller or any Shareholder with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of Seller or any Shareholder contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 6.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Seller or the Shareholder, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(d) by Seller, if there is a default or breach by Purchaser or Harbin with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Purchaser or Harbin contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 6.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Purchaser or Harbin, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

Section 7.2 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate (subject to the provisions of this Section 7.2) and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the Parties. If this Agreement is terminated as provided herein:

(a) Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

(b) Subject to Section 7.1, in the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or shareholders, other than the provisions of Section 7.1, 9.1, 9.2, 9.3, 9.7 and 9.12. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller and the Shareholders in Article III shall survive the Closing and remain in full force and effect until the later of two years and the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Seller notice of a claim for indemnification pursuant to Section 8.3(a) prior to the second anniversary of closing.

The covenants and agreements of Seller and the Shareholders contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article VIII shall survive for so long as any other Section of this Agreement shall survive.

Section 8.2 Indemnification Obligations. Seller, Tianfu Yang and Harbin Tech Full Industry Co., Ltd. (the “Indemnifying Parties”) agree to jointly and severally indemnify, defend and hold harmless Purchaser, Harbin and any parent, Subsidiary, associate, Affiliate, director, manager, officer, shareholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

(a) any inaccuracy in, or breach of, any representation or warranty made by Seller or the Shareholders under this Agreement, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “Materiality” (including the word “Material” or “Material Adverse Effect”) set forth therein;

(b) any breach or non-fulfillment of any covenant or agreement on the part of Seller or the Shareholders in respect of pre-Closing covenants, under this Agreement;

(c) any fees, expenses or other payments incurred or owed by Seller or the Shareholders to any agent, broker, investment banker or other firm or Person retained or employed by Seller or the Shareholders in connection with the transactions contemplated by this Agreement;

(d)  any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(e) any product or services provided by Seller prior to the Closing Date;

(f) any Excluded Liabilities;

(g) any liabilities attributable to any Employee resulting from or based upon (i) any employment-related Liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date or (ii) any liability relating to, arising under or in connection with any Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date;

(h) any liability under the WARN Act or any similar state or local legal requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Purchaser’s decision not to hire previous employees of Seller; or

(i) any failure to comply with all applicable Bulk Sales Laws;

provided that in no event shall the Indemnifying Parties ’ aggregate obligation to indemnify the Purchaser Indemnified Parties pursuant to this Section 8.2 exceed an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000).

Section 8.3 Indemnification Procedure.

(a) If any Purchaser Indemnified Party intends to seek indemnification pursuant to this Article VIII, such Purchaser Indemnified Party shall promptly notify the Indemnifying Parties in writing. The Purchaser Indemnified Party will provide the Indemnifying Parties with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

(b) If such claim involves a claim by a third-party against the Purchaser Indemnified Parties, the Indemnifying Parties may, upon notice to the Purchaser Indemnified Parties, assume, through counsel of the Indemnifying Parties’ choosing and at the Indemnifying Parties’ expense, the settlement or defense thereof, and the Purchaser Indemnified Parties shall reasonably cooperate with the Indemnifying Parties in connection therewith; provided that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the Purchaser Indemnified Parties reasonably determine that representation by the counsel of the Indemnifying Parties and the Purchaser Indemnified Parties may present such counsel with a conflict of interests, then the Indemnifying Parties shall pay the reasonable fees and expenses of the Purchaser Indemnified Parties’ counsel. Notwithstanding anything in this Section 8.3 to the contrary, the Indemnifying Parties may not, without the prior written consent of the Purchaser Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Parties are contesting any such claim in good faith, the Purchaser Indemnified Parties shall not pay or settle any such claim without the Indemnifying Parties’ consent, such consent not to be unreasonably withheld. If the Indemnifying Parties are not contesting such claim in good faith, then the Purchaser Indemnified Parties may conduct and control, through counsel of their own choosing and at the Indemnifying Parties’ expense, the settlement or defense thereof, and the Indemnifying Parties shall cooperate with it in connection therewith. The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve the Indemnifying Parties’ of any obligation they may have hereunder.

(c) Notwithstanding anything to the contrary in this Section 8.3, to the extent a claim for which indemnification is sought by Purchaser Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Seller and Purchaser shall jointly control any Proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 8.4 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article VIII shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the Purchaser Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the Purchaser Indemnified Parties by reason of such Loss.

Section 8.5 Indemnification Amounts. For the purpose of calculating the amount of any Loss for which a Purchaser Indemnified Party is entitled to indemnification under this Agreement, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third-party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Purchaser Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third-party under this Article VIII shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third-party.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in Person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a) If to Purchaser or Harbin, to:

No. 9 Ha Ping Xi Lu,
Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu,
Harbin, People’s Republic of China 150060

with a copy to:

Barry Raeburn
2 Penn Center, Suite 1306
Philadelphia, PA 19102

(b) If to Seller:

No. 9 Ha Ping Xi Lu,
Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu,
Harbin, People’s Republic of China 150060

(c) If to the Shareholders, pursuant to Exhibit F.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 9.2 Expenses. Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

Section 9.3 Successors and Assigns. No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 9.3, upon written notice to Seller, Purchaser and Harbin shall be permitted to assign this Agreement and the rights and obligations under it to a wholly-owned direct or indirect Subsidiary of Purchaser or Harbin, as applicable; provided that in the event of any such assignment, Purchaser and Harbin shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 9.4 Extension; Waiver. Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement or (d) waive or modify performance of any of the obligations of the other Party under this Agreement; provided that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 9.5 Entire Agreement; Schedules. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the Parties.

Section 9.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Seller, Purchaser or the Shareholders to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the Parties.

Section 9.7 Applicable Law. This Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or if such legal action or Proceeding may not be brought in such court for jurisdictional purposes, in other courts of the State of New York located in the Borough of Manhattan. Each of the Parties hereby (a) irrevocably submits with regard to any such action or Proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state or federal court sitting in New York, New York.

Section 9.8 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

Section 9.9 Actions by Seller. Where any provision of this Agreement indicates that Seller will take any specified action (or refrain from taking any specified action) or requires Seller to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that the Shareholders will do so, the Shareholders shall cause Seller to take such action (or to refrain from taking such action, as applicable). The Shareholders will be responsible for the failure of Seller to take any such action (or to refrain from taking any such action, as applicable).

Section 9.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 9.11 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.13 Publicity. The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and consent of Seller, Purchaser and the Shareholders, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.14 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.15 Construction.

(a) Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

(c) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(d) All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified.

(e) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

Section 9.16 Labor and Employment Matters.

(a) On and after the Closing Date, all hiring and staffing decisions in connection with the use of the Assets purchased by Purchaser shall be within Purchaser’s sole and exclusive discretion and control. Those employees of Seller to whom Purchaser shall not offer employment or who decline the employment offer of Purchaser shall remain in the employ of Seller, or, at Seller’s option, may be terminated by Seller in accordance with its personnel policies and at its expense. Seller agrees that to the extent the foregoing triggers any notice obligations under the Worker Adjustment and Retraining Notification Act (WARN), Seller shall be responsible for providing, and shall be liable to any persons or entities who do not receive, any required notices. Employees of Seller who become employees of Purchaser by accepting Purchaser’s offer of employment shall be subject to all rules, regulations, requirements and policies applicable to new hires of Purchaser.

(b) All offers of employment by Purchaser to any employee of Seller shall be conditioned on such employee terminating his or her employment with Seller on or prior to the Closing Date and waiving, to the maximum extent permitted by applicable law, all of his or her rights to make any claim or demand on Purchaser or any of Purchaser’s affiliates in respect of (i) any employment contracts of whatever nature or any obligations arising out of any employment contracts, express or implied, oral or written, individual or collective, between Seller and such employee and (ii) any obligations arising out of any pension benefit, employee welfare benefit, bonus, deferred compensation, stock purchase, stock option, severance, fringe benefit, medical insurance, life insurance or similar plan, policy or program of Seller, whether or not covered or excluded from coverage under ERISA.

(c) On and after the Closing Date, those employees of Seller who accept the employment offer of Purchaser shall be eligible for participation under all of Purchaser’s benefit plans and programs that are offered to Purchaser’s current employees. Such employees shall receive credit for their years of continuous service with Seller for purposes of determining participation and benefit levels under all of Purchaser’s paid time off policies and benefits plans and programs.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

HARBIN ELECTRIC, INC.

By: /s/ Barry L. Raeburn.
Name: .Barry L. Raeburn
Title: EVP Finance and Corporate Development

HARBIN TECH FULL ELECTRIC CO. LTD.

By: /s/ Barry L. Raeburn
Name: Barry L. Raeburn
Title: Authorized Person

HARBIN TAIFU AUTO ELECTRIC CO., LTD.

By: /s/ Tianfu Yang
Name: Tianfu Yang
Title: Manager

TIANFU YANG

/s/ Tianfu Yang

TIANLI YANG

./s/ Tianli Yang

SUOFEI XU
/s/ Suofei Xu

ZEDONG XU

/s/ Zedong Xu

HARBIN TECH FULL INDUSTRY CO., LTD.

By: /s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman and Chief Executive Officer

EXHIBIT A

Individuals (in addition to all Shareholders) whose knowledge is imputed to the Seller.

Name	Duty
Tianfu Yang	Manager, Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

Tianli Yang	Deputy Manager, Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

Yuli He	Deputy Manager, Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

Zedong Xu	Financial Manager, Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

Suofei Xu	Shareholder of the Seller (哈尔滨泰夫汽炚电气有榰公司)

EXHIBIT B

BILL OF SALE

This Bill of Sale (the “Bill of Sale”) is made as of [______], 2007 (the “Effective Date”), between Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司司), a People’s Republic of China limited liability company ("Seller"), and Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company ("Purchaser"). Purchaser and Seller are sometimes referred to herein individually as “Party” and collectively as “Parties”. All terms used, but not defined, in this Bill of Sale shall have the meanings ascribed to such terms in the Asset Purchase Agreement (defined below).

In consideration of the premises, the mutual covenants and agreements contained in the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of June 16, 2007, by and between the Parties and the Shareholders and Harbin, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and as contemplated by Section 2.7(d) of that Asset Purchase Agreement, Seller makes the conveyances and assignments set forth in the following provisions of this Bill of Sale effective as of the Effective Date:

1. Conveyance and Assignment of Assets. Seller hereby grants, sells, transfers, conveys, assigns, licenses, sets over and delivers to Purchaser all of Seller’s right, title and interest in, to and under all of the Assets (as defined in the Asset Purchase Agreement), free and clear of all liens and encumbrances except for the Permitted Liens, and Purchaser hereby purchases and receives from Seller all right, title and interest of Seller in the Assets.

2. Further Actions. Seller agrees to do such other acts and things pursuant to Sections 2.7 and 5.6 of the Asset Purchase Agreement (and as has otherwise been agreed in the Asset Purchase Agreement) for the purpose of carrying out the intent of this Bill of Sale.

3. Applicable Law. This Bill of Sale shall be governed by and construed in accordance with Section 9.7 of the Asset Purchase Agreement.

4. Headings. The section headings contained herein are for convenience only and shall not be construed as part of this Bill of Sale.

5. Successors and Assigns. This Bill of Sale shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. This Bill of Sale may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser).

6. No Third-Party Beneficiaries. This Bill of Sale shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale.

IN WITNESS WHEREOF, the parties have executed and delivered this Bill of Sale as of the Effective Date.

Seller		Purchaser

HARBIN TAIFU AUTO ELECTRIC CO., LTD. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company		HARBIN TECH FULL ELECTRIC CO., LTD., a People’s Republic of China limited liability company

By:	/s/ Tianfu Yang	By:	/s/ Barry L. Raeburn
	Name: Tianfu Yang		Name: Barry L. Raeburn
	Title: Manager		Title: Authorized Person

EXHIBIT C

PATENT AND PATENT APPLICATION ASSIGNMENT AGREEMENT

This Patent and Patent Application Assignment Agreement (the “Assignment”) is entered into between Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company ("Purchaser"), and Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company ("Seller") this [______] day of [______], 2007. Terms used but not defined in this Assignment and Assumption shall have the meanings ascribed to them in the Asset Purchase Agreement (defined below).

WHEREAS, the parties have entered into a certain Asset Purchase Agreement dated as of June 16, 2007 (the "Asset Purchase Agreement"), by and among the Seller, Purchaser, the Shareholders and Harbin pursuant to which the Seller has agreed to enter into this Assignment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the premises and the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. Seller hereby sells, assigns, transfers and conveys unto Purchaser, the entire right, title and interest, for all countries, in and to certain inventions relating to the Patents, all of which are listed on Annex A and all applications for Letters Patent or other grants of protection of proprietary rights including, but not limited to, inventor’s certificate, utility model, utility certificate, patent of importation, registration of patent and industrial design registration which may be filed, and which may be granted, upon said inventions in any countries or regions foreign to the United States, and all reissues, renewals and extensions thereof; and Seller hereby authorizes and requests the Commissioner for Patents and Trademarks of the United States, and all officials of countries or regions foreign to the United States having authority so to do, to issue all such Letters Patent or other grants of protection upon said inventions to the Purchaser or to such nominees as it may designate.

2. Authorization. Seller authorizes and empowers the Purchaser or nominees to invoke and claim for any application for such Letters Patent or other grants of protection for said inventions filed by it or them, the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by a convention which may henceforth be substituted for it, and to invoke and claim such right of priority without further written or oral authorization from Seller.

3. Consent. Seller hereby consents that a copy of this assignment shall be deemed a full and formal equivalent of any assignment, consent to file or like document which may be required in any country or region for any purpose and more particularly in proof of the right of the said Purchaser or nominees to claim the aforesaid benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.

4. Title. Seller hereby covenants that it has the full right to convey the entire right, title and interest herein assigned and that it has not executed and will not execute any agreement in conflict herewith.

5. Enforcement. Seller hereby covenants and agrees that it will communicate to said Purchaser or nominees all facts known to it pertaining to said inventions, and will arrange for its officers and employees to testify in all legal proceedings, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and declarations and in general perform all lawful acts necessary or proper to aid said Purchaser or nominees in obtaining, maintaining and enforcing all lawful patent or other grants of protection of said inventions in any and all countries and regions.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of each of the Purchaser and Seller and their respective successors and permitted assigns. This Assignment may not be assigned by operation of law or otherwise without the express written consent of Purchaser and Seller (which consent may be granted or withheld in the sole discretion of Purchaser or Seller).

7. Applicable Law. This Assignment shall be governed by and construed in accordance with Section 9.7 of the Asset Purchase Agreement.

8. Counterparts. This Assignment may be executed in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall constitute but one and the same instrument.

9. Headings. The section headings contained herein are for convenience only and shall not be construed as part of this Assignment.

10. No Third-Party Beneficiaries. This Assignment shall be binding upon and inure solely to the benefit of the Purchaser and Seller and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Assignment.

11. Further Acts. From and after the date of this Assignment, each of the Purchaser and Seller shall take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under requirements of laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Assignment and consummate and make effective the transactions contemplated by this Assignment.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day first written above.

Seller		Purchaser

HARBIN TAIFU AUTO ELECTRIC CO., LTD. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company		HARBIN TECH FULL ELECTRIC CO., LTD., a People’s Republic of China limited liability company

By:	/s/ Tianfu Yang	By:	/s/ Barry L. Raeburn
	Name: Tianfu Yang		Name: Barry L. Raeburn
	Title: Manager		Title: Authorized Person

[Signature Page to Patent and Patent Application Assignment Agreement]

3

ANNEX A

to

PATENT AND PATENT APPLICATION ASSIGNMENT AGREEMENT

ASSIGNED PATENTS

Foreign Patents

Patent No.	Name	Patentee
200420018371.4	Direct Current Motor for Automobile Seats	Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)
200420063323.7	Electromotor for Automobile Electric Aid Steering System	Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

4

EXHIBIT D

ASSIGNMENT OF INTELLECTUAL PROPERTY

This Assignment of Intellectual Property (the “Assignment”) is entered into between Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company ("Purchaser") and Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company ("Seller") this [______] day of [______], 2007. Terms used but not defined in this Assignment shall have the meanings ascribed to them in the Asset Purchase Agreement (defined below).

WHEREAS, the parties have entered into a certain Asset Purchase Agreement dated as of June 16, 2007 (the “Asset Purchase Agreement”), by and among the Seller, Purchaser, the Shareholders and Harbin pursuant to which the Seller has agreed to enter into this Assignment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the premises and the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Assignment. Seller hereby assigns to Purchaser exclusively throughout the world all right, title and interest (choate or inchoate) in (i) the subject matter referred to in Annex A (“Technology”); (ii) all patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented); (iii) all trade names, trade dress, brands, logos, packaging design, slogans, Internet domain names, all phone numbers of Seller, registered and unregistered trademarks and service marks and related registrations and applications for registration; (iv) copyrights in both published and unpublished works, including all compilations, databases and computer programs, source code, object code, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (v) know-how, trade secrets, confidential or proprietary information, research in progress, knowledge, methods, algorithms, data, designs, processes, formulae, drawings, diagrams, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, benchmark data, testing procedures and testing results; (vi) other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vii) goodwill, franchises, licenses, permits, Consents, approvals, and claims of infringement against third parties (collectively, “Seller Intellectual Property”).

2.  Consideration. Purchaser and Seller, in consideration of the mutual agreements contained herein and for other good and valuable consideration listed in the Asset Purchase Agreement, acknowledge this consideration to be satisfactory and adequate.

3.1  Further Assurances; Moral Rights; Competition; Marketing. Seller agrees to assist Purchaser in every legal way to evidence, record and perfect the Section 1 assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights. If Purchaser is unable for any reason whatsoever to secure the Seller’s signature to any document it is entitled to under this Section 3.1, Seller hereby irrevocably designates and appoints Purchaser and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his behalf and instead of Seller, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Seller.

3.2  To the extent allowed by law, Section 1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively “Moral Rights”). To the extent Seller retains any such Moral Rights under applicable law, Seller hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by Purchaser; Seller agrees not to assert any Moral Rights with respect thereto. Seller will confirm any such ratifications, consents and agreements from time to time as requested by Purchaser.

4.  Confidential Information. Seller will not use or disclose anything assigned to Purchaser hereunder or any other technical or business information or plans of Purchaser, except to the extent Seller can document that it is generally available (through no fault of Seller) for use and disclosure by the public without any charge, license or restriction. Seller recognizes and agrees that there is no adequate remedy at law for a breach of this Section 4, that such a breach would irreparably harm Purchaser and that Purchaser is entitled to equitable relief (including, without limitations, injunctions) with respect to any such breach or potential breach in addition to any other remedies.

5.  Warranty. Seller represents and warrants to Purchaser that Seller (i) was the sole owner (other than Purchaser) of all rights, title and interest in the Intellectual Property and the Technology, (ii) has not assigned, transferred, licensed, pledged or otherwise encumbered any Intellectual Property or the Technology or agreed to do so, (iii) has full power and authority to enter into this Assignment and to make the assignment as provided in Section 1, (iv) is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the Intellectual Property or the Technology, (v) was not acting within the scope of employment by any third party when conceiving, creating or otherwise performing any activity with respect to anything purportedly assigned in Section 1, and (vi) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property.

6. Miscellaneous. This Assignment is not assignable or transferable by Seller without the prior written consent of Purchaser; any attempt to do so shall be void. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set below (or such other address as a party may designate by ten (10) days notice). No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Assignment shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Assignment shall otherwise remain in full force and effect and enforceable. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

7. Applicable Law. This Assignment shall be governed by and construed in accordance with Section 9.7 of the Asset Purchase Agreement.

8. Headings. The section headings contained herein are for convenience only and shall not be construed as part of this Assignment.

9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of each of the Seller and Purchaser and their respective successors and permitted assigns. This Assignment may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser).

10. No Third-Party Beneficiaries. This Assignment shall be binding upon and inure solely to the benefit of the Seller and Purchaser and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Assignment.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day first written above.

Seller		Purchaser

HARBIN TAIFU AUTO ELECTRIC CO., LTD. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company		HARBIN TECH FULL ELECTRIC CO., LTD., a People’s Republic of China limited liability company

By:	/s/ Tianfu Yang	By:	/s/ Barry L. Raeburn
	Name: Tianfu Yang		Name: Barry L. Raeburn
	Title: Manager		Title: Authorized Person

ANNEX A

to

ASSIGNMENT OF INTELLECTUAL PROPERTY

A.	Foreign Patents

Patent No.	Name	Patentee
200420018371.4	Direct Current Motor for Automobile Seats	Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)
200420063323.7	Electromotor for Automobile Electric Aid Steering System	Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司)

B.	Know-How:

a.	Products standards
b.	Products drawings
c.	Art-craft documents

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Assignment and Assumption"), is entered into between Harbin Taifu Auto Electric Co., Ltd. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company ("Purchaser"), and Harbin Tech Full Auto Co., Ltd., a People’s Republic of China limited liability company ("Seller") this [______] day of [______], 2007. Terms used but not defined in this Assignment and Assumption shall have the meanings ascribed to them in the Asset Purchase Agreement (defined below).

WHEREAS, the parties have entered into a certain Asset Purchase Agreement dated as of June 16, 2007 ( the "Asset Purchase Agreement"), by and among the Seller, Purchaser, the Shareholders and Harbin pursuant to which the Seller has agreed to enter into this Assignment and Assumption.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the premises and the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment of Liabilities. Subject to the terms and conditions of the Asset Purchase Agreement, Seller hereby conveys, assigns, delivers and otherwise transfers to Purchaser all of the Assumed Liabilities, and hereby delegates all duties and obligations of Seller thereunder to Purchaser, subject to the terms and conditions of the Asset Purchase Agreement.

2. Assumption of Assumed Liabilities. Subject to the terms and conditions of the Asset Purchase Agreement, Purchaser hereby assumes and agrees to discharge all of the Assumed Liabilities, which Assumed Liabilities include only those obligations and liabilities of Seller expressly assumed by Purchaser pursuant to the Asset Purchase Agreement and do not include any other obligations or liabilities, including, without limitation, the Excluded Liabilities.

3. Successors and Assigns. This Assignment and Assumption shall be binding upon and inure to the benefit of each of the Purchaser and Seller and their respective successors and permitted assigns. This Assignment and Assumption may not be assigned by operation of law or otherwise without the express written consent of Purchaser and Seller (which consent may be granted or withheld in the sole discretion of Purchaser or Seller).

4. Applicable Law. This Assignment and Assumption shall be governed by and construed in accordance with Section 9.7 of the Asset Purchase Agreement.

5. Counterparts. This Assignment and Assumption may be executed in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall constitute but one and the same instrument.

6. Headings. The section headings contained herein are for convenience only and shall not be construed as part of this Assignment and Assumption.

7. No Third-Party Beneficiaries. This Assignment and Assumption shall be binding upon and inure solely to the benefit of the Purchaser and Seller and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Assignment and Assumption.

8. Further Acts. From and after the date of this Assignment and Assumption, each of the Purchaser and Seller shall take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under requirements of laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Assignment and Assumption and consummate and make effective the transactions contemplated by this Assignment and Assumption.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day first written above.

Seller		Purchaser

HARBIN TAIFU AUTO ELECTRIC CO., LTD. (哈尔滨泰夫汽炚电气有榰公司), a People’s Republic of China limited liability company		HARBIN TECH FULL ELECTRIC CO., LTD., a People’s Republic of China limited liability company

By:	/s/ Tianfu Yang	By:	/s/ Barry L. Raeburn
	Name: Tianfu Yang		Name: Barry L. Raeburn
	Title: Manager		Title: Authorized Person

EXHIBIT F

SHAREHOLDER’S NOTICE ADDRESS

Shareholder	Mail Address
Harbin Tech Full Industry Co.,Ltd.	No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin , China, 150060
Tianli Yang	No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin , China, 150060
Tianfu Yang	No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin , China, 150060
Suofei Xu	No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin , China, 150060
Zedong Xu	No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin , China, 150060